Exhibit 99.1

Financial Results for the Year Ended December 31, 2019 (Unaudited)

February 14, 2020

Company Name:	Techpoint, Inc.
Listed Exchange:	Mothers market of the Tokyo Stock Exchange
Identification Code:	6697
Website URL:	www.techpoint.co.jp
Representative:	Fumihiro Kozato, President and Chief Executive Officer
Contact:	Hiroki Yomogita, Vice President Corporate Marketing
President of Techpoint Japan KK
03-6205-8405
Expected Date of Annual Shareholders Meeting:	June 4, 2020
Expected Date of Annual Securities Report Filing:	March 13, 2020
Expected Date of Dividend Payment:	Not Applicable
Supplementary Materials for Financial Results:	Included
Earnings Announcement for Financial Results:	Included

1.	Financial Results for the Year Ended December 31, 2019 (January 1, 2019 to December 31, 2019)

(1)	Consolidated Operating Results

(Unit: thousands, % change as compared to the previous year)

	Revenue		Income from Operations		Income Before Income Taxes		Net Income		Non-GAAP Net Income
Year Ended December 31,	Amount	% Change	Amount	% Change	Amount	% Change	Amount	% Change	Amount	% Change
2019	$32,027	3.0%	$2,395	32.0%	$2,449	19.8%	$2,194	16.4%	$3,461	10.1%
	¥3,508,878		¥262,396		¥268,312		¥240,375		¥379,187
2018	$31,098	(0.1)%	$1,815	(71.4)%	$2,044	(67.4)%	$1,885	(49.8)%	$3,143	(32.0)%
	¥3,407,097		¥198,851		¥223,941		¥206,521		¥344,347

The Company’s consolidated financial statements are prepared in U.S. dollars. For amounts disclosed in Japanese yen, an exchange rate of ¥109.56 Japanese yen to $1.00 U.S. dollar was used based on the Telegraphic Transfer Middle Rate quoted by Mitsubishi UFJ Financial Group’s official index as of December 30, 2019.

The Company’s comprehensive income for the year ended December 31, 2019 and 2018 was $2.2 million (¥238.7 million, 15.6%) and $1.9 million (¥206.5 million, 49.8%), respectively. The Company’s non-GAAP operating income for the year ended December 31, 2019 was $3.8 million (¥417.4 million) based on the exclusion of stock-based compensation of $1.4 million (¥155.0 million). The Company’s non-GAAP net income for the year ended December 31, 2019 was $3.5 million (¥379.2 million) based on the exclusion of stock-based compensation of $1.4 million (¥155.0 million) and the relating income tax impact based on a 10.44% effective tax rate. The Company’s non-GAAP operating income for the year ended December 31, 2018 was $3.2 million (¥348.3 million) based on the exclusion of stock-based compensation of $1.4 million (¥149.4 million). The Company’s non-GAAP net income for the year ended December 31, 2018 was $3.1 million (¥344.3 million) based on the exclusion of stock-based compensation of $1.4 million (¥149.4 million) and the relating income tax impact based on a 7.74% effective tax rate.

(Unit: $ or ¥, except for % data)

Year Ended December 31,	Basic EPS	Diluted EPS	Non-GAAP Basic EPS	Non-GAAP Diluted EPS	Ratio of Net Income to Equity	Ratio of Income Before Tax to Total Assets	Operating Margin
2019	$0.13	$0.12	$0.20	$0.19	7.2%	7.1%	7.5%
	¥14	¥13	¥22	¥21
2018	$0.11	$0.10	$0.19	$0.17	7.0%	7.1%	5.8%
	¥12	¥11	¥21	¥19

(2)	Consolidated Financial Position

(Unit: thousands, except per share and % data)

Year Ended December 31,	Total Assets	Net Assets	Total Stockholders' Equity	Stockholders' Equity Ratio	Stockholders' Equity Per Share
2019	$38,546	$32,380	$32,380	84.0%	$1.86
	¥4,223,100	¥3,547,553	¥3,547,553		¥204
2018	$30,706	$28,631	$28,631	93.2%	$1.67
	¥3,364,149	¥3,136,812	¥3,136,812		¥183
(3)	Consolidated Cash Flows

(Unit: thousands)

Year Ended December 31,	Net Cash Provided by Operating Activities	Net Cash Used in Investing Activities	Net Cash Provided by Financing Activities	Cash and Cash Equivalents
2019	$3,417	$(18,053)	$86	$11,391
	¥374,367	¥(1,977,887)	¥9,422	¥1,247,998
2018	$4,440	$(376)	$341	$25,941
	¥486,446	¥(41,194)	¥37,360	¥2,842,096
2.	Dividends

(Unit: $ or ¥, except for % data)

Annual Dividend
Year Ended December 31,	First Quarter	Second Quarter	Third Quarter	Year-End	Total	Total Dividends	Payout Ratio	Ratio of Total Dividends to Net Assets
2018	$-	$-	$-	$-	$-	$-	-	-
2019	$-	$-	$-	$-	$-	$-	-	-
2020 (Forecast)	$-	$-	$-	$-	$-	$-	-	-

3.	Forecasted Operating Results for the Year Ending December 31, 2020 (January 1, 2020 to December 31, 2020)

(Unit: thousands, except per share and % data)

	Revenue		Income from Operations		Income Before Income Taxes		Net Income		Non-GAAP Net Income
Year Ending December 31,	Amount	% Change	Amount	% Change	Amount	% Change	Amount	% Change	Amount	% Change
2020	$36,278	13.3%	$2,653	10.8%	$2,953	20.6%	$2,517	14.7%	$3,908	12.9%
	¥3,974,618		¥290,663		¥323,531		¥275,763		¥428,160

Year Ending December 31,	Basic EPS	Diluted EPS	Non-GAAP Basic EPS	Non-GAAP Diluted EPS
2020	$0.14	$0.13	$0.22	$0.21
	¥15	¥14	¥24	¥23

The forecasted basic and diluted EPS for the year ending December 31, 2020 was computed using a forecasted weighted average shares outstanding for the year ending December 31, 2020. The forecasted non-GAAP figures exclude stock-based compensation of $1.4 million (¥152.4 million) net of the relating income tax impact based on a 14.8% effective tax rate.

The Company’s forecasts are made in U.S. dollars.

4.	Notes

(1)	Changes in subsidiaries during the period: Not Applicable
(2)	Changes in accounting policies
1.	Due to codification revisions: Yes
2.	Due to other reasons: None
(3)	Stock information:
	December 31, 2019	December 31, 2018
Common stock	17,449,572	17,130,507
Treasury stock	—	—
Weighted average shares outstanding in computing net income per share allocable to common stockholders	17,283,133	16,982,648

Audit Procedures:

This Tanshin is not in scope for audit procedures by the Company’s independent auditors under the Financial Instruments and Exchange Act of Japan. Additionally, as of the date of this Tanshin, audit procedures performed in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) in the United States have yet to be completed. The Company’s independent auditors have not compiled or been involved in the preparation of the forecasted financial results for the year ending December 31, 2020. Accordingly, they assume no responsibility for the accuracy or presentation of this information.

Forward Looking Statements:

The Tanshin includes forward-looking statements that involve a number of risks and uncertainties, many of which are beyond the Company’s control. The Company’s actual results may differ from those anticipated or expressed in these forward-looking statements as a result of various factors. All statements other than statements of historical facts contained in the Tanshin, including statements regarding the Company’s future results of operations and financial position, strategy and plans, and the Company’s expectations for future operations, are forward-looking statements. The Company has based these forward-looking statements largely on its current expectations and projections about future events and trends that we believe may affect the Company’s financial condition, results of operations, strategy, short-term and long-term business operations and objectives, and financial needs. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in the Tanshin may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Any forward-looking statement made by the Company in the Tanshin speaks only as of the date on which it is made. The Company disclaims any duty to update any of these forward-looking statements after the date of the Tanshin, except as required by law.

Investors Meeting:

The investor meeting for holders of the Company’s Japanese depositary shares (“JDSs”) is scheduled for early June 2020 in Tokyo. Please refer to the Company’s website for details on its planned Investors Meetings.

Appendix Index

The Company’s consolidated financial statements are prepared in U.S. dollars. For amounts disclosed in Japanese yen, an exchange rate of ¥109.56 Japanese yen to $1.00 U.S. dollar was used based on the Telegraphic Transfer Middle Rate quoted by Mitsubishi UFJ Financial Group’s official index as of December 30, 2019. The Company’s JDSs are traded on the Mothers market of the Tokyo Stock Exchange. Each JDS represents one share of common stock.

1.	Management’s Discussion and Analysis

(1)	Comparison of the Year Ended December 31, 2019 and December 31, 2018

Revenue

Revenue increased by $0.9 million (¥102 million), or 3.0% for the year ended December 31, 2019 as compared to the year ended December 31, 2018. This was mainly due to a $6.1 million (¥666 million) increase in automotive market revenue resulting from a 147% increase in volume of shipments offset by changes in customer and product mix. This increase in automotive market revenue was partially offset by a $5.1 million (¥564 million) decrease in security surveillance market revenue due to changes in customer and product mix.

We have determined that pricing of our products remains stable in our target markets.  Fluctuation in our overall average selling price is directly attributable to changes in product mix given the natural pricing variation of the products in our portfolio. When the product mix shifts towards the higher priced products in our portfolio, the average selling price will be higher than when the product mix shifts towards the lower price point products. Changes to the customer mix will result in similar fluctuations of our average selling price.

Revenue by geographic region

The table below sets forth the major components of the change in revenue by geographic region for the year ended December 31, 2019 and 2018:

	Year Ended
	December 31,
	2019	2018
China	73%	84%
Taiwan	13	3
South Korea	11	9
Japan	3	4
Other	-	-
Total revenue	100%	100%

Cost of revenue and gross margin

Cost of revenue increased $1.1 million (¥117 million), or 7.0%, for the year ended December 31, 2019 as compared to the year ended December 31, 2018. Gross margin decreased to 49% for the year ended December 31, 2019 from 51% for the year ended December 31, 2018. The increase in cost of revenue was primarily driven by a 23% increase in volume of shipments and a $0.4 million (¥45 million) increase in inventory write downs. The decrease in gross margin was driven by the increase in inventory write downs and changes in customer and product mix.

We expect gross margins to fluctuate in future periods due to changes in customer and product mix, average unit selling prices, manufacturing costs, manufacturing yields, levels of inventory valuation, if any, and levels of product demand.

Research and development expense

Research and development expense decreased $0.9 million (¥95 million), or 11.8%, for the year ended December 31, 2019 as compared to the year ended December 31, 2018. This decrease was primarily due to a $1.5 million (¥162 million) decrease in tape-out expenses offset by a $0.3 million (¥34 million) increase in personnel costs due to a 4% increase in headcount as a result of expanding operations, a $0.2 million (¥26 million) increase in product development expense and a $0.1 million (¥16 million) increase in stock-based compensation expense.

Selling, general and administrative expense

Selling, general and administrative expense increased by $0.1 million (¥15 million), or 2.1%, for the year ended December 31, 2019 as compared to the year ended December 31, 2018. This increase was primarily due to a $0.3 million (¥31 million) increase in personnel costs, rent, and other office expenses due to a 9% increase in headcount as a result of expanding operations, offset by a $0.1 million (¥16 million) decrease in stock-based compensation.

Other income

Other income for the year ended December 31, 2019 decreased by $0.2 million (¥19 million), or 76.4% as compared to the year ended December 31, 2018 primarily due to foreign currency exchange transactions and foreign currency fluctuations.

Provision for income taxes

The provision for income taxes increased by $0.1 million (¥11 million), or 60.4%, for the year ended December 31, 2019 as compared to the year ended December 31, 2018. The increase in the provision for income taxes was primarily due to an increase in taxable income.

Net Income

As a result of the foregoing, net income increased by $0.3 million (¥34 million), or 16.4%, for the year ended December 31, 2019 as compared to the year ended December 31, 2018.

(2)	Liquidity and Capital Resources

Our cash, cash equivalents and short-term investments as of December 31, 2019 were $20.9 million (¥2,286 million). We believe our existing cash, cash equivalents, short-term investments and cash we expect to generate from operations will be sufficient to meet our anticipated cash needs for at least the next 12 months.

Operating Activities

During the year ended December 31, 2019, net cash provided by operating activities was $3.4 million (¥374 million), primarily due to net income of $2.2 million (¥240 million) and non-cash charges of $3.0 million (¥327 million) primarily driven by stock-based compensation, depreciation and amortization, provision for excess inventories and deferred income taxes offset by cash outflow from the net change in operating assets and liabilities of $1.8 million (¥193 million). The cash outflow from the net change in operating assets and liabilities was primarily due to a $4.6 million (¥499 million) cash outflow in inventory due to unit production exceeding product sales during the period, offset by a $1.4 million (¥150 million) cash inflow in customer deposits due to timing of customer payments and a $1.2 million (¥135 million) cash inflow in accrued expenses driven by the timing of services performed.

Investing Activities

During the year ended December 31, 2019, cash used in investing activities was $18.1 million (¥1,978 million) primarily due to a $17.7 million (¥1,943 million) cash outflow driven by the purchase of debt securities.

Financing Activities

During the year ended December 31, 2019, cash provided by financing activities was $0.1 million (¥9 million) primarily due to net proceeds from the exercise of stock options.

(3)	Forecast for the Year Ending December 31, 2020

The following assumptions are used for the Forecasted Consolidated Results of Operations for the year ending December 31, 2020.

Revenue for the year ending December 31, 2020 is expected to be $36.3 million (¥3,975 million), an increase of 13.3% as compared to revenue for the year ended December 31, 2019, driven by increased automotive market sales. Automotive market revenue is expected to increase by $2.9 million (¥313 million), or 26.3%, to $13.7 million (¥1,502 million) for the year ending December 31, 2020 as compared to December 31, 2019. This growth is expected to be driven by the increased use of rear-view cameras, car navigation, and drive recorder systems by automotive manufacturers in Japan and Asia. The Company expects to derive 37.8% of its fiscal 2020 revenue from the automotive market. In addition, revenue from the security surveillance market is expected to increase by $1.4 million (¥153 million), or 6.6%, to $22.6 million (¥2,473 million) for the year ending December 31, 2020.

Although seasonal factors in China such as Lunar New Year holidays may negatively impact the Company, the Company expects revenue in the first quarter of fiscal 2020 to increase by $2.9 million (¥314 million), or 57.2% as compared to the first quarter of fiscal 2019. However, as the tape-out expenses of fiscal 2020 are expected to be concentrated in the first and third quarters of fiscal 2020, the first quarter itself is projected to result in a net loss of $0.5 million (¥51 million). Starting the second quarter, the Company expects to begin to generate positive net income for the rest of fiscal 2020. For the year ended December 31, 2020, as a result, net income is expected to be $2.5 million (¥276 million). In addition, the Company anticipates that revenue in the first half of fiscal 2020 will be approximately 43.9% of revenue for fiscal 2020.

The Company’s fiscal 2020 revenue projection is based on the condition of China market and our products currently in production in the automotive market. A recovery in the China market and any new design wins in the automotive market that go into production this year may lead to potential increases in revenue beyond our current projection. Although the Company is still collecting the information regarding the impact of current outbreak of the coronavirus (named “COVID-19”) on the Company, it may adversely affect its business operations and its financial results for fiscal 2020.

(4)	Dividends

Dividend Policy

We have never declared nor paid cash dividends on our capital stock. We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. In addition, our ability to pay cash dividends on our capital stock could be restricted by the terms of any future debt financing arrangement.

Any future determination to pay dividends on our common stock will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions. If we pay any dividends, including the fees and expenses payable thereunder, we will pay JDS holders to the same extent as holders of our common stock, subject to the terms of the August 31, 2017 trust agreement between the Company; Mizuho Securities Co., Ltd.; Mitsubishi UFJ Trust and Banking Corporation; and The Master Trust Bank of Japan, Ltd.

2020 Dividend Forecast

We do not expect to declare or pay cash dividends for the year ending December 31, 2020.

2.	Accounting Policy Changes

The Company adopted ASU No. 2016-02, Leases (Topic 842) on January 1, 2019 in the first quarter of fiscal 2019 under the modified retrospective transition method approach. In addition, the Company elected the short-term lease exception and excluded all leases that are twelve or less months in duration. Financial information for reporting periods beginning after January 1, 2019 are reported under the new standard, while comparative financial information has not been adjusted and continues to be reported in accordance with the previous standard. As a result, the Company recognized $0.8 million of lease assets and $0.9 million of lease liabilities, of which $0.2 million is recorded as non-current lease liabilities on the Company’s Consolidated Balance sheet as of January 1, 2019. Additionally, upon adoption, there was no impact on the Consolidated Statement of Operations and Comprehensive Income and no cumulative effect adjustment to retained earnings as of January 1, 2019.

3.

Consolidated Financial Statements and Supplementary Data (Unaudited)

(1)	Consolidated Balance Sheets

(Unit: thousands, except share data)

	December 31, 2019		December 31, 2018
	$	¥	$	¥
Assets
Current assets:
Cash and cash equivalents	$11,391	¥1,247,998	$25,941	¥2,842,096
Short-term investments	9,475	1,038,081	—	—
Accounts receivable	107	11,723	236	25,856
Inventory	6,048	662,619	2,207	241,799
Prepaid expenses and other current assets	875	95,865	936	102,548
Total current assets	27,896	3,056,286	29,320	3,212,299
Property and equipment - net	535	58,615	611	66,941
Deferred tax assets	677	74,172	560	61,354
Lease assets	1,058	115,914	—	—
Other assets	8,380	918,113	215	23,555
Total assets	$38,546	¥4,223,100	$30,706	¥3,364,149
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,535	¥168,174	$1,063	¥116,462
Accrued liabilities	2,012	220,435	718	78,665
Liability related to early exercised stock options	67	7,341	136	14,900
Customer deposits	1,371	150,207	2	219
Lease liabilities	549	60,148	—	—
Total current liabilities	5,534	606,305	1,919	210,246
Other liabilities	632	69,242	156	17,091
Total liabilities	6,166	675,547	2,075	227,337
Commitments and contingencies
Stockholders’ equity
Common stock, par value $0.0001 per share - 75,000,000 shares authorized as of December 31, 2019 and 2018; 17,449,572 and 17,130,507 shares issued and outstanding as of December 31, 2019 and 2018, respectively	2	219	2	219
Additional paid-in-capital	20,928	2,292,872	19,358	2,120,862
Accumulated other comprehensive loss	(15)	(1,644)	—	—
Retained earnings	11,465	1,256,106	9,271	1,015,731
Total stockholders’ equity	32,380	3,547,553	28,631	3,136,812
Total liabilities and stockholders’ equity	$38,546	¥4,223,100	$30,706	¥3,364,149

(2)	Consolidated Statements of Operations and Comprehensive Income

(Unit: thousands, except share and per share data)

	Year Ended December 31, 2019		Year Ended December 31, 2018
	$	¥	$	¥
Revenue	$32,027	¥3,508,878	$31,098	¥3,407,097
Cost of revenue	16,387	1,795,360	15,316	1,678,021
Gross profit	15,640	1,713,518	15,782	1,729,076
Operating expenses
Research and development	6,468	708,634	7,331	803,184
Selling, general and administrative	6,777	742,488	6,636	727,041
Total operating expenses	13,245	1,451,122	13,967	1,530,225
Income from operations	2,395	262,396	1,815	198,851
Other income	54	5,916	229	25,090
Income before income taxes	2,449	268,312	2,044	223,941
Income taxes	255	27,937	159	17,420
Net income	$2,194	¥240,375	$1,885	¥206,521
Net income per share allocable to common stockholders:
Basic	$0.13	¥14	$0.11	¥12
Diluted	$0.12	¥13	$0.10	¥11
Weighted-average shares outstanding in computing net income per share allocable to common stockholders
Basic	17,283,133		16,982,648
Diluted	17,875,971		17,991,131
Comprehensive income:
Net income	$2,194	¥240,375	$1,885	¥206,521
Other comprehensive loss, net of tax:
Unrealized loss on available-for-sale debt securities	(15)	(1,644)	—	—
Comprehensive income	$2,179	¥238,731	$1,885	¥206,521

(3)	Consolidated Statements of Stockholders’ Equity

(Unit: thousands, except share data)

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Retained Earnings	Total Stockholders' Equity
Balances as of December 31, 2017	16,752,171	$2	$17,580	$—	$7,386	$24,968
		¥219	¥1,926,065	¥—	¥809,210	¥2,735,494
Issuance of common stock upon exercise of stock options and vesting of early exercised options	368,632	$—	$423	$—	$—	$423
		¥—	¥46,343	¥—	¥—	¥46,343
Issuance of common stock upon vesting of RSUs	10,500	$—	$—	$—	$—	$—
		¥—	¥—	¥—	¥—	¥—
Shares repurchased for tax withholdings on vesting of RSUs	(796)	$—	$(9)	$—	$—	$(9)
		¥—	¥(986)	¥—	¥—	¥(986)
Stock-based compensation	—	$—	$1,364	$—	$—	$1,364
		¥—	¥149,440	¥—	¥—	¥149,440
Net income	—	$—	$—	$—	$1,885	$1,885
		¥—	¥—	¥—	¥206,521	¥206,521
Balances as of December 31, 2018	17,130,507	$2	$19,358	$—	$9,271	$28,631
		¥219	¥2,120,862	¥—	¥1,015,731	¥3,136,812
Other comprehensive loss - unrealized loss on available-for-sale debt securities	—	$—	$—	$(15)	$—	$(15)
		¥—	¥—	¥(1,644)	¥—	¥(1,644)
Issuance of common stock upon exercise of stock options and vesting of early exercised options	249,848	$—	$243	$—	$—	$243
		¥—	¥26,624	¥—	¥—	¥26,624
Issuance of common stock upon vesting of RSUs	82,600	$—	$—	$—	$—	$—
		¥—	¥—	¥—	¥—	¥—
Shares repurchased for tax withholdings on vesting of RSUs	(13,383)	$—	$(88)	$—	$—	$(88)
		¥—	¥(9,641)	¥—	¥—	¥(9,641)
Stock-based compensation	—	$—	$1,415	$—	$—	$1,415
		¥—	¥155,027	¥—	¥—	¥155,027
Net income	—	$—	$—	$—	$2,194	$2,194
		¥—	¥—	¥—	¥240,375	¥240,375
Balances as of December 31, 2019	17,449,572	$2	$20,928	$(15)	$11,465	$32,380
		¥219	¥2,292,872	¥(1,644)	¥1,256,106	¥3,547,553

(4)	Consolidated Statements of Cash Flows

(Unit: thousands, except share data)

	Year Ended December 31, 2019		Year Ended December 31, 2018
	$	¥	$	¥
Cash Flows From Operating Activities
Net income	$2,194	¥240,375	$1,885	¥206,521
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	974	106,711	244	26,732
Stock-based compensation	1,415	155,027	1,364	149,439
Write-off of deferred costs	—	—	57	6,244
Provision for excess inventories	710	77,788	301	32,977
Deferred income taxes	(117)	(12,819)	92	10,080
Changes in operating assets and liabilities:
Accounts receivable	129	14,134	(143)	(15,667)
Inventory	(4,551)	(498,608)	339	37,141
Prepaid expenses and other current assets	128	14,024	42	4,602
Other assets	(11)	(1,205)	(56)	(6,135)
Accounts payable	621	68,037	151	16,544
Accrued expenses	1,231	134,868	145	15,886
Customer deposits	1,369	149,988	(4)	(438)
Lease liabilities	(350)	(38,346)	—	—
Other liabilities	(325)	(35,607)	23	2,520
Net cash provided by operating activities	3,417	374,367	4,440	486,446
Cash Flows From Investing Activities
Purchase of property and equipment	(316)	(34,621)	(376)	(41,194)
Purchase of debt securities	(17,737)	(1,943,266)	—	—
Net cash used in investing activities	(18,053)	(1,977,887)	(376)	(41,194)
Cash Flows From Financing Activities
Net proceeds from exercise of stock options	174	19,063	407	44,591
Payment for shares withheld for tax withholdings on vesting of RSUs	(88)	(9,641)	(9)	(986)
Payments of deferred costs	—	—	(57)	(6,245)
Net cash provided by financing activities	86	9,422	341	37,360
Net increase (decrease) in cash and cash equivalents	(14,550)	(1,594,098)	4,405	482,612
Cash and cash equivalents at beginning of period	25,941	2,842,096	21,536	2,359,484
Cash and cash equivalents at end of period	$11,391	¥1,247,998	$25,941	¥2,842,096

Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes	$35	¥3,835	$44	¥4,821
Supplemental Disclosure of Noncash Investing and Financing Information
Property and equipment purchased but not yet paid	$89	¥9,751	$173	¥18,954
Vesting of early exercised options	$67	¥7,341	$74	¥8,107

(5)	Notes to Consolidated Financial Statements

Going Concern

Not applicable.

Basis of Consolidation and Accounting Standards

The Company’s consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, and have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”). All intercompany balances and transactions have been eliminated. The functional currency of each of the Company’s subsidiaries is the U.S. dollar. Foreign currency gains or losses are recorded as other income (expense) in the Consolidated Statements of Operations and Comprehensive Income.

Segment Information

The Company’s chief operating decision maker, the chief executive officer, reviews financial information presented on a consolidated basis for purposes of making operating decisions and assessing financial performance on a regular basis. Accordingly, the Company considers itself to be one reportable segment, which is comprised of one operating segment, the designing, marketing and selling of mixed-signal integrated circuits for the security surveillance and automotive markets.

Product revenue from customers is designated based on the geographic region to which the product is delivered. Revenue by geographic region was as follows (in thousands):

	Year Ended
	December 31,
	2019	2018
China	$23,533	$26,175
Taiwan	4,061	897
South Korea	3,414	2,685
Japan	908	1,310
Other	111	31
Total revenue	$32,027	$31,098

Revenue by principal product lines were as follows (in thousands):

	Year Ended
	December 31,
	2019	2018
Security surveillance	$21,178	$26,325
Automotive	10,849	4,773
Total revenue	$32,027	$31,098

Net Income Per Share

The following table presents the calculation of basic and diluted net income per share (amounts in thousands, except per share data):

	Year Ended
	December 31,
	2019	2018
Numerator:
Basic:
Net income	$2,194	$1,885
Diluted:
Net income	2,194	1,885
Denominator:
Basic shares:
Weighted-average shares used in computing basic net income per share allocable to common stockholders	17,283,133	16,982,648
Diluted shares:
Effect of potentially dilutive securities:
Stock options (1)	592,838	1,008,483
Weighted-average shares used in computing diluted net income per common share allocable to common stockholders	17,875,971	17,991,131
Net income per common share:
Basic	$0.13	$0.11
Diluted	$0.12	$0.10

Non-GAAP net income (2) :
Non-GAAP net income	$3,461	$3,143
Basic shares:
Weighted-average shares used in computing basic non-GAAP net income per share allocable to common stockholders	17,283,133	16,982,648
Non-GAAP net income per common share:
Non-GAAP Basic	$0.20	$0.19

(1)	Includes vesting of early-exercised options.
(2)	Please refer to “Consolidated Operating Results” under “Financial Results for the Year Ended December 31, 2019 (January 1, 2019 to December 31, 2019)” for further non-GAAP information.